SUB-ITEM 77M

At the close of business of August 16, 2013, the MFS Total Return Series, a series of MFS Variable Insurance Trust (the "Trust"), acquired all of the assets of the MFS Total Return Portfolio (the "Acquired Fund"), a series of MFS Variable Insurance Trust II. The circumstances and details of this transaction are described in the Trust's Registration Statement on Form N-14 on behalf of the MFS Total Return Series (File No. 333-188271), as filed with the Securities and Exchange Commission via EDGAR on May 1, 2013, under Rule 488 under the
Securities Act of 1933.   Such description is incorporated herein by reference.

The Acquired Fund has ceased to be an investment company as defined in the Investment Company Act of 1940.